Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Market Leader, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-121294 and No. 333-138412) on Form S-8 of Market Leader, Inc. of our report dated March 15, 2010, with respect to the consolidated balance sheets of Market Leader, Inc as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2009 annual report on Form 10-K of Market Leader, Inc.

/s/ KPMG LLP

Seattle, Washington

March 15, 2010